February 13, 1997




Board of Directors
First Lancaster Bancshares, Inc.
208 Lexington Street
Lancaster, Kentucky 40444

     Re:  Registration Statement on Form S-8
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          First Lancaster Federal Savings Bank Management
          Recognition Plan and First Lancaster Bancshares, Inc.
          1996 Stock Option and Incentive Plan

Dear Board Members:

     We have acted as special counsel to First Lancaster Bancshares, Inc., a Delaware Corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 134,233 shares of common stock, par value $.01 per share (the "Common Stock") of the Company which may be issued pursuant to the First Lancaster Federal Savings Bank Management Recognition Plan and the First Lancaster Bancshares, Inc. 1996 Stock Option and Incentive Plan (together, the "Plans"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plans will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                    Very truly yours,

                    Housley Kantarian & Bronstein, P.C.


                    By: /s/ Gary R. Bronstein
                        ---------------------------------
                        Gary R. Bronstein, Esquire